Exhibit 10.1

CONFIDENTIAL

August 9, 2004

Mr. Theodore A. Franceschi

1 Tucson

Coto de Caza, CA 92679

Re:                               Separation Agreement

Dear Ted:

As you know, SRS Labs has made the decision to terminate your employment.  This letter sets forth the severance package that the Company is offering to assure a smooth transition for both you and the Company.  Once signed by you, this letter will confirm our agreement on the following terms:

1.                                       Separation Date:  Your employment with the Company terminated on July 31, 2004, and you were paid on that day all salary and accrued vacation earned through your date of termination.

2.                                       Return of Company Property:  If you have not already done so, please gather up and return all Company property in your possession or under your control immediately.  This includes but is not limited to all keys, credit cards, originals and copies of documents, and all office, or telephone equipment.  You should contact Phil Maynard if you believe the Company still has any of your personal belongings.

3.                                       Separation Benefits:  In consideration for your signing and fulfilling your obligations under this agreement, the Company will provide the following severance pay and benefits:

A.                                   Base Severance Pay:  The Company will pay you a lump sum equal to six (6) months of your base salary, ($100,000.00) minus appropriate withholding and payroll deductions, payable on the date this agreement takes effect.

B.                                     Contingent Severance Pay:  The Company expects that you will commence a search for other employment immediately.  If you have not received an offer of other employment (or comparable consulting work) within six months after your date of termination, the Company will resume paying you an amount equal to your base salary, through its regular payroll and minus appropriate withholding and payroll deductions, beginning six months after your date of termination and ending on the earlier of (a) three months thereafter or (b) until you have received such an offer, provided you have continued to search diligently for every reasonable opportunity and kept the Company informed of your efforts.

C.                                     Health Coverage Continuation:  If you make a timely election under COBRA to continue your current group medical coverage after your date of termination, the Company will reimburse you for the premiums paid by you for such coverage for the number of months represented by the base and any contingent severance pay you receive under this agreement or until you secure other group medical coverage elsewhere, whichever comes first.  You may elect to continue your coverage beyond that date at your expense as provided under COBRA.  The enrollment forms have been sent separately..All such coverage will be subject to the terms and conditions of the medical plan documents.  Life insurance is not a covered benefit under the COBRA laws.

D.                                    Stock Option and Other Benefits:  Your stock options will vest and be exercisable in accordance with the terms of the Company stock option plan(s) and your stock option agreement(s) based on your termination date of July 31, 2004.  Your participation in all other employee benefits offered by the Company will cease on July 31, 2004.

E.                                      Unemployment Benefits:  The Company will not contest your eligibility for unemployment compensation.

F.                                      Laptop Computer:  The Company will transfer ownership of the Sony Centrino Laptop, serial number SO 132029608 and port replicator, you were using at the date of your termination, without warranty of any kind.  You will receive a Form 1099-Misc for the net book value of said computer in the amount of $2,696.23.

5.                                       Cooperation:  You and the Company agree to cooperate in assuring a smooth and orderly transition of your duties and responsibilities.  During the period represented by the base and contingent severance pay you receive under this agreement, you will make yourself reasonably available by phone and email to answer questions and provide information relating to your duties and responsibilities.

6.                                       Non-Disparagement:  You and the management of the Company will refrain from making any disparaging comments about the other or from interfering in any way with the other’s business or future employment.  In responding to inquiries about you from prospective employers, the Company will disclose your dates of employment, title, final rate of pay, and the fact that you were laid off as part of a reduction in force, provided you refer all such inquiries to Phil Maynard in the human resources department.

7.                                       Final Settlement:  Since these benefits go beyond what you are entitled to under the Company’s policies, you agree that this severance agreement constitutes a full and final settlement of any and all claims, known or unknown, of any kind that you or your dependents may have to date against the Company or any of its parent or affiliated companies and their officers, directors, shareholders, employees, insurers, agents, successors, or assigns, and you agree to dismiss and never to bring any legal or administrative action based on any such claim.  This includes but is not limited to claims arising from your hiring, employment, compensation, or termination, or arising under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, or the California Fair Employment and Housing Act.

8.                                       Confidentiality:  You agree to keep this agreement, including the fact and amount of pay and benefits, strictly confidential to the fullest extent allowed by law, but you may make disclosures as necessary to your spouse, attorney, and accountant.

9.                                       Trade Secrets:  During your employment, you were entrusted with access to highly confidential trade secrets of the Company concerning its technology, know-how, customers, bids, prospects, finances, business plans, personnel, and other areas.  The Confidentiality, Non-Competition and Compliance Agreement you signed on February 4, 2002, a copy of which is attached, shall remain in full force and effect.

10.                                 Voluntary Agreement:  You acknowledge that you are entering into this agreement freely and voluntarily, with a full understanding of its terms including the release of all claims. I advise you to consult an attorney if you so desire before signing this agreement.

11.                                 Complete Agreement:  You agree that this letter sets forth all of the terms of your agreement with the Company, but that any other agreements you have signed with the Company concerning confidential information or assignment of inventions shall remain in effect.

12.                                 No Admission:  You acknowledge that this is not an admission of wrongdoing by you or the Company, and shall not be used as evidence of guilt.  If you elect not to sign this letter, it will become null and void.

In order to assure that you are making a voluntary decision, you will have twenty-one (21) days after you receive this agreement in which to decide whether or not to sign it, and if you sign it you will have an additional period of seven (7) days in which to revoke your acceptance by notifying the Company.  This agreement will not take effect until that seven day period has ended, at which time you will receive your severance pay and benefits.

To confirm that you agree to these terms, please sign and date the enclosed copy of this letter, and return it to me in the enclosed envelope within the twenty-one day period.

Please call me if you have any questions or comments. I wish you the best in your future endeavors.

Very truly yours,

/s/ Thomas C. K. Yuen
Thomas C. K. Yuen
President and Chief Executive Officer

I agree to the terms stated in this letter.

/s/ Theodore A. Franceschi	Dated:	8/16/04
Theodore A. Franceschi